Exhibit 99.1

Penn Treaty American Announces 4th Quarter Results

March 25, 2004 — Allentown, PA – Penn Treaty American Corporation (PTA-NYSE) today announced its fourth quarter and annual results for the period ended December 31, 2003.

The Company reported a net loss of $14.1 million or $.59 per share during the fourth quarter of 2003 and a net loss of $13.4 million or $.64 per share for the total year. In 2002, the Company reported a net gain of $.9 million or $.04 per fully diluted share and a net loss of $30.4 million or $1.58 per share for the fourth quarter and twelve months, respectively.

The 2003 quarter reported loss resulted from an $18 million pre-tax loss on the Company’s experience account arising from increased market interest rates. In addition, at December 31, 2003, the Company established a $2.5 million valuation allowance for its current tax net operating loss carryforwards as a result of potential future limitations on their use due to IRS Section 382 and the Company’s change of stock ownership over the past 36 months.

Excluding the impact of the Company’s experience account loss and its tax valuation allowance, the Company believes that its results for the fourth quarter of 2003 were otherwise in line with its expectations of $.03 per fully diluted share.

Basic and fully diluted earnings per share for the 2003 quarter and for the twelve months ended December 31, 2003 and 2002 exclude the impact of shares that could be converted in the future. In accordance with GAAP, in a net loss situation anti-dilutive convertible securities and options are not included in the calculation of fully diluted earnings per share.

During the fourth quarter, 2003, the Company recorded premium revenue of $78.2 million, including $2.6 million of first year premium. During the fourth quarter, 2002, the Company recorded premium revenue of $81.9 million, including $1.6 million of first year premium.

Book value, on a fully converted basis (as shown below), was $3.16 per share at December 31, 2003. During the fourth quarter of 2003, $4.9 million of the Company’s convertible subordinated notes due 2008 (‘the Notes”) were converted by existing note holders into 3.1 million shares of the Company’s common stock. Subsequent to December 31, 2003, an additional $14.6 million of Notes have been converted into 9.2 million shares of the Company’s common stock. In February and March of 2004, the Company announced that it had raised $16 million in additional Notes, representing 9.1 million shares of common stock if fully converted in the future.

(amounts in thousands, except per share amounts)
Shareholders' equity, as reported	$150,762
Convertible debt, net of discount	88,467
Preferred interest on early conversion	3,018
Unamortized deferred offering costs	(1,693)

Shareholders' equity, fully converted	$240,554

Outstanding shares, as reported	24,730
Shares issuable upon conversion of debt	51,481

Outstanding shares, fully converted	76,211

Book value per share, as reported	$6.10

Book value per share, fully converted	$3.16

As a result of the additional issuance of Notes in 2004, the Company has modified its projected fully diluted earnings per share to approximately $.20-$.22 and $.30-$.32 in 2004 and 2005, respectively. The Company is continuing its guidance for new policy sales of $30 million in 2004 and $45 million in 2005.

William W. Hunt, President and CEO, stated, “I am pleased to say that our fourth quarter operating results are right in line with our expectations. Sales of new products during the fourth quarter, on an annualized premium basis, totaled $4 million. Sales for the entire year reached $14 million, which is 105% above sales levels in 2002. The Company’s claims experience during the fourth quarter was better than expected and this trend has continued into 2004.”

The Company will hold an investor conference call to discuss its results on Thursday, March 25, 2004, at 2:00 p.m., EST. Investors and analysts may participate by calling 1.800.450.0819. The conference call will also be available by replay until March 30, 2004 by calling 1.800.475.6701 with an access code of 725625.

Certain statements made by the Company in this press release may be considered forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. Although the Company believes that its expectations are based upon reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results will not differ materially from its expectations, including but not limited to, the ability of the Company to utilize some or all of its prior-period net operating loss carryforward amounts, the Company’s ability to meet its provided earnings guidance and the development of its incurred claims. For additional information and risks related to the Company, please refer to its reports filed with the Securities and Exchange Commission.

Contact: Cameron Waite, EVP & CFO 800.222.3469 cwaite@penntreaty.com

Source: Penn Treaty American Corporation

PENN TREATY AMERICAN CORPORATION AND SUBSIDIARIES Consolidated Statements of Income and Comprehensive Income (amounts in thousands, except per share data)
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2003	2002	2003	2002
Revenues:	(unaudited)	(unaudited)	(unaudited)
Premium revenue	$78,190	$81,866	$321,946	$333,643
Net investment income	11,209	10,278	43,273	40,107
Net realized capital (loss) gain	(28)	1,014	237	15,663
Market (loss) gain on notional experience
account	(18,220)	(190)	(9,494)	56,555
Change in preferred interest on early
conversion liability	(714)	--	(981)	--

Other income	2,920	2,062	9,082	11,585

	73,357	95,030	364,063	457,553

Benefits and expenses:
Benefits to policyholders	58,927	65,126	247,730	371,998
Commissions	9,602	9,707	40,800	45,741
Net policy acquisition costs amortized	1,552	841	10,617	8,695
General and administrative expense	14,888	11,543	59,110	46,472
Expense and risk charges on reinsurance	2,768	3,577	11,073	14,308
Excise tax expense	929	734	3,065	2,919

Interest expense	2,305	2,148	8,112	5,733

	90,971	93,676	380,507	495,866

(Loss) income before federal income taxes and
cumulative
effect of change in accounting principle	(17,614)	1,354	(16,444)	(38,313)

Federal income tax (benefit) provision	(3,489)	461	(3,091)	(13,026)

Net (loss) income before cumulative effect of
change in accounting principle	(14,125)	893	(13,353)	(25,287)
Cumulative effect of change in accounting
principle	--	--	--	(5,151)

Net (loss) income	(14,125)	893	(13,353)	(30,438)

Basic earnings per share from net (loss) income
before cumulative effect of change in accounting
principle	$(0.59)	$0.05	$(0.64)	$(1.31)

Basic earnings per share from net (loss) income	$(0.59)	$0.05	$(0.64)	$(1.58)
Diluted earnings per share from net (loss)
income before cumulative effect of change in
accounting principle	$(0.59)	$0.04	$(0.64)	$(1.31)

Diluted earnings per share from net(loss)income	$(0.59)	$0.04	$(0.64)	$(1.58)
Weighted average number of shares outstanding	23,773	19,376	20,970	19,240
Weighted average number of shares and share
equivalents	23,773	45,114	20,970	19,240